Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Bridgewater Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and 457(h)	1,500,000	$9.75	$14,625,000	0.00011020	$1,611.68
Total Offering Amounts					$14,625,000		$1,611.68
Total Fee Offsets							$0.00
Net Fee Due							$1,611.68

(1)

This Registration Statement on Form S-8 covers: (i) 1,500,000 shares of common stock, par value $0.01 per share, of Bridgewater Bancshares, Inc. (the “Registrant”) issuable pursuant to the Bridgewater Bancshares, Inc. 2023 Equity Incentive Plan (the “2023 Plan”); and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares that become issuable under the 2023 Plan by reason of any future stock dividend, stock split or other similar transaction.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act on the basis of the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on April 25, 2023.